UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of report (date of earliest event reported): April 27, 2005

                          MISSION WEST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

          Maryland              Commission File Number:            95-2635431
          --------                     1-8383                      ----------
(State or other jurisdiction                                    (I.R.S. Employer
     of incorporation)                                           Identification)


                    10050 Bandley Drive, Cupertino, CA 95014
                    (Address of principal executive offices)

                                 (408) 725-0700
              (Registrant's telephone number, including area code)


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ITEM 8.01. OTHER EVENTS.

     (a) On April 27, 2005, the Board of Directors of Mission West Properties, Inc. (the "Company") unanimously approved the following increases in the fees paid to its three independent, outside directors for their service on the Board of Directors, effective May 1, 2005:

          -    Annual Director's fees will increase from $15,000 to $25,000;

          - Board of Director meeting fees will increase from $1,000 to $1,500 per meeting; and

          - Audit Committee telephone conference calls fees will increase from $-0- to $500 per call.

     (b)  On  April  27,  2005,  upon  the  recommendation  of the  Compensation
          Committee of the Board of Directors of the Company, the Board of Directors in accordance with the provisions of the 2004 Equity Incentive Plan, unanimously approved the following awards of dividend equivalent rights ("DERs"), each such DER representing the current right to receive the dividend paid on one share of the Company's common stock, when paid by the Company:

          - The non-employee outside directors each will receive 45,000 DERs effective as of the second quarter of 2005, which will remain in effect as long as the individual continues to serve on the Board of Directors;

          - The Company's President & COO, Ray Marino, will receive 80,000 DERs effective as of the second quarter of 2005, which will remain in effect as long as Mr. Marino continues to be employed by the Company;

          - The Vice President of Finance & Controller, Wayne Pham, will receive 20,000 DERs effective as of the second quarter of 2005, which will remain in effect as long as Mr. Pham continues to be employed by the Company; and

          - Other key employees of the Company will receive a total of 55,000 DERs effective as of the second quarter of 2005, which will remain in effect as long as they continue to be employed by the Company.

          A total of 290,000 DERs were awarded by the Company's Board of Directors on April 27, 2005. The Company expects these awards to result in additional annual compensation expense of $185,600, based on the most recent quarterly dividend of $0.16 per share of common stock.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                MISSION WEST PROPERTIES, INC.




Dated:  May 3, 2005                             By:   /s/ Carl E. Berg
                                                --------------------------------
                                                Carl E. Berg
                                                Chief Executive Officer

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